Exhibit 99.1

HUTCHINSON TECHNOLOGY REPORTS THIRD QUARTER RESULTS

Net Sales Up 34% Sequentially, Current Debt Further Reduced

HUTCHINSON, Minn., July 30, 2009 (GLOBE NEWSWIRE) -- Hutchinson Technology Incorporated (NASDAQ: HTCH) today reported a net loss of $42.1 million, or $1.80 per share, on net sales of $106.1 million for its fiscal 2009 third quarter ended June 28, 2009.  Results for the quarter included:

•	Asset impairment charges of $20.8 million related primarily to manufacturing equipment in the company’s assembly operations;
•	Severance charges of $4.9 million related to the previously announced elimination of approximately 300 positions; and
•	A $1.9 million gain on the repurchase of $25 million par value of the company’s 2.25% Convertible Subordinated Notes due 2010.

Excluding these items, Hutchinson Technology’s net loss for the fiscal 2009 third quarter would have been $18.3 million, or $0.78 per share.

In the fiscal 2008 third quarter, the company reported a net loss of $8.4 million, or $0.36 per share, on net sales of $150.4 million. The net loss for the quarter included severance charges of approximately $1.1 million, or $0.03 per share.

Wayne M. Fortun, Hutchinson Technology’s president and chief executive officer, said that net sales grew 34% on a sequential quarter basis as the company responded to increased demand from all of its disk drive customers.  He added that the company’s major restructuring actions are now complete and that it has further reduced the current portion of its debt obligations.  “Our fiscal 2009 restructuring actions have reduced our costs on an annualized basis by $185 million, and we have begun to realize the full benefits in our fiscal 2009 fourth quarter.  In addition, our balance sheet has been further strengthened by a $25 million reduction of our current debt on favorable terms.”  The company’s remaining convertible debt due in March 2010 now totals $65 million.

Gross profit in the fiscal 2009 third quarter totaled $2.0 million or 2%, compared with a gross loss of $11.8 million or 15% in the preceding quarter.  The improvement in gross profit was primarily a result of the $27 million sequential quarter increase in net sales, but was reduced by shipments of higher-cost inventory that was on hand prior to the April 2009 cost reductions.  Gross profit was also dampened by the cost burden related to TSA+ flexure production.

The company’s total cash and investments at the end of the fiscal 2009 third quarter totaled $251 million, compared with $293 million at the end of the preceding quarter.  During the fiscal 2009 third quarter, the company repurchased $25 million par value of its 2.25% Convertible Subordinated Notes due 2010 for approximately $23 million and made severance payments of approximately $15 million.  Fortun said the company expects its fiscal 2009 capital spending to be less than $25 million.

Disk Drive Components Division

The company shipped 146 million suspension assemblies in the fiscal 2009 third quarter, compared with 107 million in the preceding quarter and 189 million in last year’s third quarter.  Kathleen Skarvan, president of the Disk Drive Components Division, said the 36% sequential increase in third quarter unit shipments was a result of stronger demand in every segment.  Shipments of suspension assemblies for mobile applications nearly doubled compared with the preceding quarter.  This product mix shift helped maintain an average selling price that was flat compared with the preceding quarter at $0.71.

The company shipped approximately 10 million TSA+ suspension assemblies in the fiscal 2009 third quarter, flat with the preceding quarter but up from about one million in the fiscal 2008 third quarter when volume production was just beginning.  Fiscal 2009 third quarter TSA+ shipments were less than previously forecasted as a result of a slower than expected ramp of a customer’s disk drive program on which the company’s TSA+ suspensions are used.  Skarvan said the company reduced the cost burden of TSA+ flexure production from $7.8 million in the preceding quarter to $7.6 million in the fiscal 2009 third quarter despite the flat sequential volume.  “In the fiscal 2009 fourth quarter, our TSA+ shipments will potentially double compared to the preceding quarter as a customer’s ramp of a disk drive program accelerates,” said Skarvan.  “As we increase TSA+ production volume to meet demand and continue to improve yield and efficiencies, we expect to further reduce the cost burden of TSA+ flexure production and eliminate the burden during the second half of fiscal 2010.”  Skarvan reiterated that compared to current subtractive flexures, TSA+ flexures manufactured using additive processes provide superior performance and will ultimately have a lower cost.

As previously announced, the company’s sales to Seagate Technology are expected to decline to slightly less than 10% of the company’s total revenue in its fiscal 2009 fourth quarter, down from 18% in the preceding quarter.  As a result, the company expects a single-digit percentage decline in its total fourth quarter shipments and net sales compared to the preceding quarter.

During the fiscal 2009 third quarter, the company completed the transfer of manufacturing equipment from its Sioux Falls site to its Eau Claire and Hutchinson sites under a previously announced consolidation plan undertaken as part of the company’s restructuring actions.  The sale of the Sioux Falls site for $12 million closed on July 17, 2009, and will result in a gain of approximately $1.9 million in the company’s fiscal 2009 fourth quarter.

Skarvan said that the company has resumed its plans to establish an assembly operation in Thailand, with a goal of initiating production in the second half of calendar 2010.  “Our decision to move ahead with an Asian assembly operation reflects our confidence in our financial position,” said Skarvan.  The company expects capital expenditures related to establishing the Thailand assembly operation to total $10 million to $15 million in fiscal 2010.

BioMeasurement Division

Net sales for the BioMeasurement Division in the fiscal 2009 third quarter totaled $408,000, compared with $458,000 in the preceding quarter and $230,000 in the fiscal 2008 third quarter.  Rick Penn, president of the BioMeasurement Division, said that the lower than expected sales resulted primarily from hospital spending restrictions that have delayed some initial purchases by prospective new customers.  As a result, Penn said that the company now expects fiscal 2009 BioMeasurement Division sales to reach about $2 million.

Penn said, “Among our existing customers, sensor sales are growing as hospitals adopt protocols that incorporate StO2 monitoring and as they expand the use of the InSpectraTM StO2 System across multiple critical care applications.”  Penn also said the division continues to conduct advanced training sessions on the clinical use of StO2 monitoring with physicians and nurses in the United States and Europe.  “These clinicians are learning more about the value of incorporating InSpectra StO2 monitoring into their practices, and their sensor usage has subsequently increased,” said Penn.  The BioMeasurement Division now has 86 customers worldwide, up from 74 at the end of the preceding quarter, and the installed base of monitors exceeds 170.

Hutchinson Technology to Host Conference Call

The company will conduct a conference call and webcast for investors beginning at 4:00 p.m. Central Time on Thursday, July 30.  Individual investors and news media may participate in the conference call live via the webcast.  The webcast will be available through the Investor Relations page on Hutchinson Technology’s web site at www.htch.com.  Webcast participants will need to complete a brief registration form and should allow extra time before the webcast begins to register and, if necessary, download and install audio software.

About Hutchinson Technology

Hutchinson Technology is a global technology leader committed to creating value by developing solutions to critical customer problems.  The company’s Disk Drive Components Division is a leading worldwide supplier of suspension assemblies for disk drives.  The company’s BioMeasurement Division is focused on bringing to the market new technologies and products that provide information clinicians can use to improve the quality of health care and reduce costs.

Cautionary Note Regarding Forward-Looking Statements

This announcement contains forward-looking statements regarding demand for and shipments of disk drives and the company’s products, production capability and costs, assembly operations in Asia, product commercialization and adoption, capital expenditures, cost savings, operating performance and financial results.  The company does not undertake to update its forward-looking statements.  These statements involve risks and uncertainties.  The company's actual results could differ materially from those anticipated in these forward-looking statements as a result of changes in market demand and market consumption of disk drives or suspension assemblies, market acceptance of new products, the company’s ability to produce suspension assemblies at levels of precision, quality, volume and cost its customers require, changes in product mix, changes in customers yields, changes in storage capacity requirements, changes in expected data density, changes in the company’s ability to establish an assembly operation in Asia and other factors described from time to time in the company's reports filed with the Securities and Exchange Commission.

INVESTOR CONTACT: Chuck Ives Investor Relations Manager Hutchinson Technology Inc. 320-587-1605	MEDIA CONTACT: Connie Pautz Corporate Communications Director Hutchinson Technology Inc. 320-587-1823

Hutchinson Technology Incorporated
Condensed Consolidated Statements of Operations - Unaudited
(In thousands, except per share data)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	June 28,	June 29,	June 28,	June 29,
	2009	2008	2009	2008

Net sales	$106,105	$150,398	$304,780	$467,319

Cost of sales	104,128	133,886	314,710	398,949

Gross profit (loss)	1,977	16,512	(9,930)	68,370

Research and development expenses	5,723	9,697	22,060	30,367

Selling, general and
administrative expenses	13,302	17,791	44,652	54,590

Severance and other expenses	4,894	1,061	29,208	1,061
Asset impairment charge	20,841	-	71,809
Litigation charge	-	-	-	2,494

Loss from operations	(42,783)	(12,037)	(177,659)	(20,142)

Interest expense	(2,819)	(2,906)	(8,539)	(8,778)

Interest Income	689	1,390	2,876	9,305

Gain on debt extinguishment	1,923	-	14,098	-

Other income, net	656	526	5,176	1,855

Loss before income taxes	(42,334)	(13,027)	(164,048)	(17,760)

Benefit for income taxes	(215)	(4,642)	(154)	(5,428)

Net loss	$(42,119)	$(8,385)	$(163,894)	$(12,332)

Basic loss per share	$(1.80)	$(0.36)	$(7.07)	$(0.50)

Diluted loss per share	$(1.80)	$(0.36)	$(7.07)	$(0.50)

Weighted-average common
shares outstanding	23,346	23,212	23,167	24,902

Weighted-average common
and diluted shares outstanding	23,346	23,212	23,167	24,902

Hutchinson Technology Incorporated
Condensed Consolidated Balance Sheets - Unaudited
(In thousands, except shares data)

	June 28,	September 28,
ASSETS	2009	2008
Current assets:
Cash and cash equivalents	$149,354	$62,309
Short-term investments	8,930	108,944
Trade receivables, net	62,704	100,928
Other receivables	7,787	8,847
Inventories	48,288	76,459
Assets held for Sale	9,904	-
Other current assets	5,703	7,326
Total current assets	292,670	364,813
Long-term investments	93,087	92,166
Property, plant and equipment, net	293,375	415,088
Other assets	6,115	9,220
	$685,247	$881,287

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current liabilities:
Current maturities of long-term debt	$66,589	$1,444
Accounts payable	19,716	26,519
Accrued expenses	13,096	14,537
Accrued compensation	16,927	21,178
Total current liabilities	116,328	63,678
Long-term debt, less current maturities	60,506	2,498
Convertible subordinated notes	225,000	375,000
Other long-term liabilities	1,785	3,009
Shareholders' investment:
Common stock $.01 par value, 100,000,000 shares
authorized, 23,348,000 and 22,941,000
issued and outstanding	233	229
Additional paid-in capital	377,473	371,965
Accumulated other comprehensive loss (income)	2,039	(869)
Accumulated (loss) earnings	(98,117)	65,777
Total shareholders' investment	281,628	437,102
	$685,247	$881,287

Hutchinson Technology Incorporated
Condensed Consolidated Statements of Cash Flows - Unaudited
(Dollars in thousands)

	Thirty-Nine Weeks Ended
	June 28,	June 29,
	2009	2008
Operating activities:
Net loss	$(163,894)	$(12,332)
Adjustments to reconcile net loss to
cash provided by operating activities:
Depreciation and amortization	61,515	83,814
Stock-based compensation	4,054	4,541
Benefit for deferred taxes	(67)	(6,147)
Asset impairment charge	71,669	-
Gain on long-term investments	(4,134)	-
Gain on extinguishment of debt, net	(14,098)	-
(Gain) loss on disposal of assets	(355)	670
Severance and other expenses	2,155	-
Litigation charge	-	2,494
Changes in operating assets and liabilities	55,339	15,157
Cash provided by operating activities	12,184	88,197

Investing activities:
Capital expenditures	(18,728)	(53,838)
Purchases of marketable securities	(19,783)	(852,866)
Sales/maturities of marketable securities	124,663	838,836
Cash provided by (used for) investing activities	86,152	(67,868)

Financing activities:
Repayment of long-term debt	(71,910)	(1,001)
Repurchase of common stock	-	(57,721)
Net proceeds from issuance of common stock	1,458	7,928
Net proceeds from loan	59,161	-
Cash used for financing activities	(11,291)	(50,794)

Net increase (decrease) in cash and cash equivalents	87,045	(30,465)

Cash and cash equivalents at beginning of period	62,309	64,509

Cash and cash equivalents at end of period	$149,354	$34,044

Hutchinson Technology Incorporated
Earnings Per Share Calculation - Unaudited
(In thousands, except per share data)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	June 28,	June 29,	June 28,	June 29,
	2009	2008	2009	2008

Net loss (A)	$(42,119)	$(8,385)	$(163,894)	$(12,332)
Plus: interest expense on convertible
subordinated notes	-	-	-	-
Less: additional profit sharing expense and
income tax provision	-	-	-	-
Net loss available to common shareholders (B)	$(42,119)	$(8,385)	$(163,894)	$(12,332)

Weighted average common shares outstanding (C)	23,346	23,212	23,167	24,902
Dilutive potential common shares	-	-	-	-
Weighted average common and diluted shares
outstanding (D)	23,346	23,212	23,167	24,902

Basic loss per share [(A)/(C)]	$(1.80)	$(0.36)	$(7.07)	$(0.50)
Diluted loss per share [(B)/(D)]	$(1.80)	$(0.36)	$(7.07)	$(0.50)

Hutchinson Technology Incorporated
Reconciliation of Non-GAAP to GAAP Financial Measures - Unaudited
(In thousands, except per share data)

	Thirteen Weeks Ended
	June 28,	June 29,
	2009	2008

Net loss - GAAP	$(42,119)	$(8,385)
Add severance expenses	4,894	1,061
Income tax benefit on severance expenses	-	(378)
Add asset impairment charge	20,841	-
Subtract gain on extinguishment of debt	(1,923)	-
Net loss - Adjusted	$(18,307)	$(7,702)

Net loss per common share – Adjusted:

Basic loss per share	$(0.78)	$(0.33)
Diluted loss per share	$(0.78)	$(0.33)

Weighted average common and common equivalent shares outstanding:

Basic	23,346	23,212
Diluted	23,346	23,212

Net income per common share basic and diluted, is calculated by dividing net income by weighted average common and common equivalent shares outstanding basic and diluted, respectively.